Exhibit 99.1

World Headquarters

Notice of Conversion of 7% Cumulative Participating Convertible Preferred Stock

October 18, 2013

To:	All holders of record of Cooper-Standard Holdings Inc.’s 7% Cumulative Participating Convertible

Preferred Stock (the “Preferred Stock”)

Re:	Notice of Conversion of Preferred Stock

Ladies and Gentlemen:

On behalf of Cooper-Standard Holdings Inc. (the “Company”), we hereby notify you that the Company has elected to cause the mandatory conversion of all 810,382 issued and outstanding shares of its Preferred Stock into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on November 15, 2013 (the “Conversion Date”), pursuant to Section 8(b) of the Company’s Certificate of Designation establishing the terms of the Preferred Stock. The Preferred Stock will be converted at the rate of 4.34164 shares of Common Stock for each share of Preferred Stock (the “Conversion Price”). The Conversion Price includes all accrued and unpaid dividends payable to (but not including) the Conversion Date. No fractional shares of Common Stock will be issued upon conversion of the Preferred Stock. Instead, the Company shall pay to a holder an amount of cash in respect to such fractional interest, computed to the nearest cent, based upon the closing sale price of the Common Stock on the Conversion Date. The Common Stock is listed on the New York Stock Exchange and trading under the symbol “CPS.”

Any shares of Preferred Stock held by registered holders in certificated form should be sent to Computershare Trust Company, N.A., the conversion agent for the Preferred Stock and the Company’s transfer agent (the “Conversion Agent”). Certificates representing shares of Preferred Stock will need to be returned to the Conversion Agent for conversion to Common Stock in book entry form. As to any shares of Preferred Stock that are not certificated (i.e. held in “book-entry” in the records off the transfer agent), the Conversion Agent will automatically reflect your change in ownership in its records by book-entry in compliance with the Conversion Agent’s customary procedures. All Common Stock issuable upon conversion of the Preferred Stock will be issued and delivered to you in book entry form. The Company shall pay any issuance, delivery and transfer taxes in respect of shares of Common Stock issuable upon conversion of shares of Preferred Stock so long as the transfer is in the name of the Preferred Stock holder.

39550 Orchard Hill Place Drive • Novi, MI 48375 • Phone: (248) 596-5900 • Fax: (248) 596-6550

Dividends on the Preferred Stock will cease to accrue on the day immediately prior to the Conversation Date. On the Conversion Date, the shares of Preferred Stock shall be cancelled and all rights of holders of Preferred Stock shall terminate, other than the right to receive the Conversion Price in accordance with the terms of the Certificate of Designations.

Questions regarding the conversion of the Preferred Stock should be directed to, and certificates representing shares of Preferred Stock should be delivered to, the Conversion Agent:

Computershare Trust Company, N.A.

250 Royall Street, Canton, MA 02021

Attention: Corporate Actions

Telephone: (800) 546-5141

Sincerely,

/s/ Timothy W. Hefferon

Timothy W. Hefferon

Senior Vice President, General Counsel & Secretary